Exhibit 99.4

PURCHASE AGREEMENT

THIS PURCHASE AGREEMENT (the “Agreement”) is entered into by and between the Cano Health, LLC, a Florida limited liability company on behalf of itself and its designated subsidiaries and controlled network affiliates under risk-sharing contracts with capitated health plans including Medicare Advantage Plans that have contracted with the Centers for Medicare and Medicaid Services to provide healthcare services, with its principal business address at 9725 NW 117th Avenue, Suite 200, Miami, Florida 33178 (hereinafter referred to as “Cano”) and MSP Recovery, LLC, a Florida limited liability company, together with its affiliates, successors, and assigns, with its principal business address at 2701 S. Le Jeune Road, 10th Floor, Coral Gables, Florida 33134 (hereinafter referred to as “MSP”). Cano and MSP will be collectively referred to herein as the “Parties” or individually as a “Party.” This Agreement is effective as of September 30, 2022 (the “Effective Date”).

Preliminary Statements

A. Cano, and its designated subsidiaries and controlled network affiliates, is duly authorized by state or federal law, to provide, or arrange for the provision of medical and health care services or supplies including medications, treatment, or other procedures (“Health Care Services”) to persons who have selected Cano as their primary care physician (“Members”) through Medicare Advantage risk-sharing capitated health plans, known as participating provider agreements, with Simply Health Care Plans, Inc. (“Simply”).

B. In connection with the at-risk provision of Health Care Services to its Members, and its payment, obligation, or liability therefor, Cano, by way of its participating provider agreements with Simply, believes in good faith that it is entitled to prescription drug rebates (“Rx Rebates”) Simply receives from third parties as it relates to Cano’s Members under Medicare Advantage plans. Pursuant to Cano’s Medicare Advantage risk-sharing contracts with Simply, Simply is only entitled to charge Cano for actual amounts paid by Simply for prescription drugs and therefore must pass on benefits of Rx Rebates to Cano. Simply has failed to pass on the Rx Rebates to Cano, and Cano has (i) certain legal and equitable rights to seek reimbursement and recovery for payments made, of whatever nature, or to seek damages in connection with Cano’s payment, liability, or other obligation arising from the payment of prescription drugs for its Members in accordance with the Medicare Advantage risk-sharing agreements with Simply and (ii) other rights and benefits arising from or related to the rights set forth in clause (i) including the right to all receivables, proceeds and products thereof.

C. Cano’s reimbursement and recovery rights include all rights arising under any legal or equitable theories, including but not limited to, contract, tort, state law, federal law, common law, other statutory rights, administrative remedies, or otherwise that provide for (a) the reimbursement by Simply of any Rx Rebates received by Simply for its Members pursuant to the Medicare Advantage risk-sharing agreements with Simply (b) liens, potential liens, or lien rights in favor of Cano with respect to its Members related to reimbursement by Simply of any Rx Rebates received by Simply for its Members pursuant to the Medicare Advantage risk-sharing agreements with Simply, or (c) any receivable or reimbursement rights associated with Cano’s prescription drug payments, whether known or unknown, where such right of reimbursement arose prior to the date hereof and arising from Medicare Advantage risk-sharing agreements with Simply. Cano’s reimbursement and recovery rights include any and all causes of action, claims, and demands of any nature whatsoever arising prior to the date hereof relating to Rx Rebates arising from Medicare Advantage risk-sharing agreements with Simply that should have been received by Cano related to prescription drug payments for Cano’s Members to pursue and/or recover monies related to such Rx Rebates, and rights to initiate and pursue litigation, including mass tort actions, class actions, and multi-district litigation, or any other method of recovery as determined by MSP. All of the rights described herein are referred to collectively as the “Claims”.

Purchase Agreement – Cano Health and MSP Recovery

D. MSP has expertise in (i) analyzing claims data and electronic medical records (“EMR”) (collectively, “Claims Data”) which may identify recoverable Claims arising from and relating to Claims Data and (ii) pursuing the recovery of Claims identified.

E. The Parties share a mutual interest in entering into this Agreement, and, pursuant to a stand-alone Claims Assignment Agreement, in the form attached hereto as Exhibit A, (the “Assignment”), Cano will assign the Claims to an entity managed, controlled, and owned by MSP (the “Claims Vehicle”).

NOW THEREFORE, in consideration of the execution and delivery of this Agreement and the mutual promises contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree to as follows:

ARTICLE I

FINANCIAL TERMS

1.1. Assignment of and Compensation for the Claims. Cano agrees to sell and assign the Claims to MSP or a Claims Vehicle, and MSP agrees to purchase and assume the Claims, on the terms and conditions of this Agreement. As consideration for Cano’s sale and assignment of the Claims, MSP shall pay Cano an amount equal to $25,000,000 (Twenty-Five Million Dollars) as follows:

a. MSP will pay to Cano $25,000,000 (the “Fee”) in cash or, subject to the receipt by MSP (or MSPR1, as applicable) of all necessary approvals for issuance, MSP may elect to pay, in its sole discretion, by causing MSP Recovery, Inc (“MSPR”) to issue Class A Common Stock of MSP Recovery, Inc (NASDAQ: MSPR) (the “MSPR Shares”) to Cano in an amount equal to the quotient obtained by dividing $25,000,000 by (B) the applicable Share Purchase Price (as defined below) associated with such issuance, rounded up to the nearest whole share. For the purposes of this Agreement, the term “Share Purchase Price” shall mean the 10-day volume weighted average price ending on the day prior to the share issuance date. Such cash payment shall be paid, or if paid in MSPR Shares, such shares shall be issued and delivered by MSPR, to Cano on the date that is one business day immediately prior to the date first to occur of (i) the date on which MSPR files its Form 10-K for 2022 and (ii) April 30, 2023. MSP shall ensure that MSPR makes all appropriate filings to register the MSPR Shares issued pursuant to this section within 10 business days of the issuance of such shares, and uses commercially reasonable best efforts to cause such filings to become effective, and the shares to become fully registered, unrestricted and freely tradeable, as soon as possible; provided that Cano provides MSPR with all information and materials regarding Cano as reasonably required by MSPR in connection with the registration of the MSPR Shares. In the event that the consideration paid hereunder shall require issuance of more than 19.99% of the total outstanding MSPR Shares, then in that event, Cano shall receive up to 19.99% of MSPR Shares and the remaining value of the consideration shall be paid in cash. For the avoidance of doubt, the Fee is non-refundable.

1.2 Additional Compensation. In addition, MSP shall pay to Cano, in cash, fifty percent of any and all cash recovery related to the Claims in excess of $40,000,000 of recovery in the aggregate.

1.3 MSPR Shares. The MSPR Shares shall be duly authorized by MSPR when issued and delivered to Cano in accordance with the terms of this Agreement and registered with MSPR’s transfer agent, the MSPR Shares will be validly issued, fully paid, and non-assessable, free and clear of any liens or other restrictions whatsoever (other than those arising under state or federal securities laws), and will not have been issued in violation of or subject to any preemptive or similar rights created under MSPR certification of incorporation and bylaws or under the laws of the State of Delaware.

[1]	MSPR means the entity trading on the Nasdaq stock exchange under the symbol MSPR.

Purchase Agreement – Cano Health and MSP Recovery

1.4 First Priority Lien. Until such time as the Fee is paid to Cano for the assignment of Claims, Cano will have a first priority lien (the “Lien”) on the Claims. For the avoidance of doubt, the Lien shall be released upon payment of the Fee in accordance with Section 1.1 herein.

ARTICLE II

[INTENTIONALLY OMITTED]

ARTICLE III

REPRESENTATIONS AND WARRANTIES

3.1. General Warranties of Both Parties. The following general representations and warranties of the Parties in this Section 3.1, as well as Cano’s representations, warranties, and covenants in Section 3.2, will survive and be in full force and effect after the execution of this Agreement and payment of the Compensation Amount. Each Party represents and warrants as follows:

a.	The representations and warranties of each of the Parties are true and correct in all respects as of the Effective Date;

b.	Each Party is duly organized and existing and is in good standing in its state of domicile;

c.	Each Party is duly qualified to do business and is in good standing under the laws of any jurisdiction where the conduct of its business requires it to be so qualified;

d.	Each Party possesses any and all licenses and/or governmental approvals required to perform its respective business;

e.	Each Party’s execution, delivery, and performance of this Agreement and the performance of all obligations thereunder has been duly authorized by all appropriate corporate or company action;

f.

This Agreement has been duly executed and delivered by duly authorized officers of each Party and therefore constitutes valid, binding, and enforceable obligations as to each Party enforceable one as against each other;

g.	Each Party will at all times comply with all applicable laws and regulations in the performance of this Agreement.

3.2. Cano’s Representations, Warranties, and Covenants. Cano represents and warrants and, as applicable, covenants as follows:

a.

Neither the execution, delivery, nor performance of this Agreement will conflict with or violate the governing corporate documents of Cano or conflicts with or violates any other agreement, license, contract, instrument, or other commitment or arrangement to which Cano is bound.

b.

Cano will cooperate with MSP and deliver to MSP or its service providers, including MSP Recovery, all information that is reasonably related to the Claims, including, but not limited to, all Claims Data and Claims Documents, to enable MSP to seek recovery on the Claims, subject to any confidentiality requirements with which Cano is obligated to comply.

c.

Cano has no actual knowledge of any nonpublic lawsuit, judicial or administrative action, suit, investigation, or proceeding of any kind that is pending or threatened, in any court or before any governmental or regulatory authority that would (a) prevent the carrying out of the assignment of the Claims, (b) declare this Agreement or the assignment of the Claims to be unlawful, (c) cause the rescission of this Agreement, or (d) have a material adverse effect upon this Agreement or the Claims.

Purchase Agreement – Cano Health and MSP Recovery

d.

Cano has either made payment on, or has assumed full risk, obligation, and responsibility for the payment of, the healthcare claims for and on behalf of the enrollee Members that are the subject of the Claims, and has not received full or partial reimbursement for said payments from any source unless otherwise disclosed in writing to MSP or MSP Recovery by Cano.

e.	Cano’s network providers do not have any legal interest in or legal claim to any recoveries with respect to the Claims under their network contracts with Cano.

f.

Cano has provided MSP Recovery with all contracts and agreements it has in effect with any and all subrogation and cost recovery vendors along with a complete and comprehensive list and report of all subrogation claims and recoveries that (i) are currently being pursued by or on behalf of Cano, (ii) are otherwise excluded from the Claims, or (iii) affect the value, rights, or recoverability of the Claims.

g.

Any and all Claims Data transferred and all Claims and rights assigned pursuant to this Agreement arise from Claims and claims recovery and reimbursement rights arising from payments made for prescription drugs provided to Cano’s Members.

ARTICLE IV

DISPUTE RESOLUTION

4.1. In the event of a dispute, controversy, or claim arising out of or relating in any way to this Agreement, the complaining Party must notify the other Party in writing thereof. Within thirty (30) days following receipt of such notice by the other Party, senior executive management level representatives of both Parties must meet at an agreed location to attempt to resolve the dispute in good faith. If the dispute, controversy, or claim is resolved by these negotiations, the Parties will confirm the resolution in writing signed by both Parties and amend this Agreement if necessary or appropriate.

4.2. Should the dispute not be resolved within thirty (30) days after receipt of such notice (or its agreed upon extension), the Parties must submit the dispute to non-binding mediation by a mediator mutually selected by the parties. If the Parties cannot agree upon a mediator, each shall select one name from a list of mediators maintained by any dispute resolutions provider or other private mediator: the two selected shall then choose a third person who will serve as mediator. The mediation will take place with thirty (30) days after the date that a mediator is selected. The mediation expense will be borne equally by both Parties, but the Parties will each bear their own attorneys’ fees and expenses. If the dispute, controversy, or claim is resolved by mediation, the Parties will confirm the resolution in writing signed by both Parties and amend this Agreement as necessary or appropriate.

4.3. If despite the good faith efforts of the Parties, the Parties are unable to resolve the dispute, controversy, or claim through mediation, the complaining Party must seek remedies exclusively through arbitration. The complaining party must make a demand for arbitration within ninety (90) days after the claim, dispute or other matter in question has not been resolved through mediation, and the demand must be made no later than one (1) year from the date the complaining Party knew or should reasonably have known of the controversy, claim, dispute, or breach.

4.4. The arbitration will be conducted by one arbitrator. If the Parties are unable to agree upon the selection of an arbitrator within twenty (20) days following the commencement of an arbitration proceeding by service of a demand for arbitration, the arbitrator will be selected by the American Arbitration Association.

Purchase Agreement – Cano Health and MSP Recovery

4.5. The arbitration will be conducted in accordance with the then existing Commercial Rules of the American Arbitration Association. The arbitration will be conducted in Miami, Florida. The laws of the State of Florida must be applied in any arbitration proceedings, without regard to principles of conflict of laws.

4.6. It is the intent of the Parties that, barring extraordinary circumstances, arbitration proceedings will be concluded within one hundred and twenty (120) days from the date the arbitrator is appointed. The arbitrator may extend this time limit in the interests of justice. Failure to adhere to this time limit will not constitute a basis for challenging the award.

4.7. Except as may be required by law, neither Party nor its representatives may disclose the existence, content, or results of any arbitration or arbitration award hereunder without the prior written consent of both Parties. The Parties will not be entitled to discovery in the arbitration except that any Party will be entitled to request no more than 1000 pages of documents and to take up to three depositions not to exceed eight hours for each such deposition. Each Party will be entitled to depose any expert who will testify in the arbitration proceeding but must pay the regular hourly rate of such expert during such deposition. In addition to the foregoing, each Party will be entitled to take the deposition of a witness who will testily at the arbitration but who is unavailable to testify at the hearing to preserve such witness’ testimony for the arbitration hearing. The Parties must exchange a copy of all exhibits for the arbitration hearing and must identify each witness who will testify at the arbitration, with a summary of the anticipated testimony of such witness ten (10) days before the arbitration hearing. The arbitrator will have no authority to award punitive/consequential
/special/indirect damages. The arbitrator will not be entitled to issue injunctive or other equitable relief. The arbitrator must award interest from the time of the breach to the time of award at the rate of prejudgment interest under Florida law.

4.8. Each Party will pay one-half of the arbitrator’s fees and expenses. Each Party will bear the cost of its own legal fees and any other costs associated with the arbitration.

4.9. This Article IV will survive the execution of this Agreement and payment of the Compensation Amount.

ARTICLE V

MISCELLANEOUS

5.1. Assignment. MSP may assign this Agreement, the Assignment, and the Claims to any other person or entity in its sole discretion.

5.2. Successors and Assigns. This Agreement is binding upon the successors, legal representatives, or assigns of the Parties.

5.3. Cano Cooperation. Cano agrees to promptly execute and deliver all further instruments, documents, and affidavits, and take any and all further action, that may be necessary or appropriate, or that MSP may reasonably request in order to (i) confirm, perfect, and protect the assignment of all right, title, and interest in and to the Claims in accordance with this Agreement, and (ii) assist MSP in its efforts to pursue reimbursements and recoveries on the Claims or otherwise enable MSP to exercise and enforce any of its rights and remedies related to the Claims. Should MSP pursue the recovery of the Claims by instituting litigation, Cano may be served with subpoenas seeking the production of documents and/or deposition testimony. Cano’s agreement to cooperate includes complying with any such subpoenas which it may receive in the future and requests related thereto. This provision shall survive the execution of this Agreement and assignment of the Claims and any election by Cano in the future to cease further data transfers.

Purchase Agreement – Cano Health and MSP Recovery

5.4. Indemnification. Cano will indemnify MSP in connection with any allegation that any Claim(s), or portion thereof, being assigned pursuant to this Agreement, infringes, misappropriates, or violates any right of any person or entity other than Simply, including any assertion or claim that any recoveries are or may be owed to any of Cano’s first tier and/or downstream providers, such as network providers or health plans, or subrogation or recovery audit contractors, and/or any other entity with whom Cano may have an agreement.

5.5. Governing Law and Venue. The interpretation, construction, and enforcement of this Agreement shall be in accordance with the laws of the State of Florida, without regard to any conflict of laws principles that would apply any laws other than those of the State of Florida and any action required to enforce any arbitration award pursuant to Article IV must be commenced and maintained in federal or state court within the State of Florida.

5.6. Severability. Should any term(s) of this Agreement be deemed unenforceable, all other terms shall survive and remain in full force and effect. This includes any and all financial terms, rulings, and/or other findings of the Centers for Medicare and Medicaid Services, Agency for Health Care Administration, or of a court of competent jurisdiction.

5.7. Entire Agreement. This Agreement, together with any exhibits or schedules, as well as the Assignment and any Business Associate Agreement and Non-Disclosure Agreement, constitutes the entire understanding of the Parties on the subjects covered in this Agreement and supersede any prior oral or written communications between the parties with respect to the subject matter hereof. The Parties agree that this Agreement has been drafted by both Parties and will not be construed against or in favor of one Party or the other.

5.8. Attorneys’ Fees. In the event of any controversy arising under or relating to the interpretation or implementation of this Agreement or any breach thereof, the prevailing party shall be entitled to payment for all costs and reasonable attorneys’ fees (both trial and appellate) incurred in connection therewith.

5.9. Waiver. A waiver by any party of any of the terms of this Agreement shall not be construed as a general waiver by the party and the party is free to reinstate any such term or condition, with or without notice to the other.

5.10. Amendment. Any amendment to this Agreement must be in a written instrument signed by the Parties.

5.11. Notice. All notices and other communications required or permitted hereunder or convenient in connection herewith shall be in writing and shall be deemed to have been given when mailed via certified mail, return receipt requested, or sent via electronic delivery, addressed to the parties at the address set forth on the signature page, or to such other names and addresses as the Parties may designate by notice to the other party hereto in the manner specified in this Section.

5.12. Counterparts. This Agreement may be executed in counterparts, including facsimile signature pages and signature pages in “portable document format” (.pdf), each of which will be deemed an original, but all of which together shall constitute one and the same instrument.

Purchase Agreement – Cano Health and MSP Recovery

5.13. MSPR Performance. MSP shall ensure that MSPR timely performs all of its responsibilities and obligations as contemplated hereunder. MSP Recovery Inc guarantees the performance of MSP hereunder.

5.14. Costs. MSP will pay all costs in pursuing and settling the Claims and will hold Cano harmless from all costs and expenses incurred by MSP related to pursuit or settlement of the Claims.

[signatures on the following page]

Purchase Agreement – Cano Health and MSP Recovery

This Agreement is effective as of the Effective Date and executed on the dates set forth below.

CANO HEALTH, LLC		MSP RECOVERY, LLC
a Florida limited liability company		a Florida limited liability company

Sign:	/s/ Marlow Hernandez	Sign:	/s/ Alexandra Plasencia
Print:	Marlow Hernandez	Print:	Alexandra Plasencia
Title:	CEO	Title:	General Counsel / Authorized Rep
MSP Recovery Inc.

Notice Address:		Notice Address:

9725 NW 117th Avenue, Suite 200	2701 S. Le Jeune Road, 10th Floor
Miami, FL 33178	Coral Gables, FL 33134
Attn: David Armstrong	Attn: Corporate Legal Department
Phone:	Phone: 305-614-2222
Email: David.Armstrong@canohealth.com	Email: generalcounsel@msprecovery.com

MSP RECOVERY INC

Sign:	/s/ Alexandra Plasencia
Print:	Alexandra Plasencia
Title:	General Counsel

Notice Address: 2701 S. Le Jeune Road, 10th Floor Coral Gables, FL 33134 Attn: Corporate Legal Department Phone: 305-614-2222 Email: generalcounsel@msprecovery.com

Purchase Agreement – Cano Health and MSP Recovery

EXHIBIT A

CLAIMS ASSIGNMENT AGREEMENT

THIS CLAIMS ASSIGNMENT AGREEMENT (the “Agreement”) is entered into by and between the parties identified below and is effective on the date fully executed by both parties (the “Effective Date”).

Assignor: Cano Health, LLC, a Florida limited liability company on behalf of itself and its designated subsidiaries and controlled network affiliates under risk-sharing contracts with capitated health plans including Medicare Advantage Plans that have contracted with the Centers for Medicare and Medicaid Services to provide healthcare services, with its principal business address at 9725 NW 117th Avenue, Suite 200, Miami, Florida 33178 (hereinafter referred to as “Assignor”).

Assignee: [Claims Vehicle], a [                ], together with its affiliates, successors, and assigns, with its principal business address at [                                             ] (hereinafter referred to as “Assignee”).

Preliminary Statements

A. Assignor, and its designated subsidiaries and controlled network affiliates, is duly authorized by state or federal law, to provide, or arrange for the provision of medical and health care services or supplies including medications, treatment, or other procedures (“Health Care Services”) to persons who have selected Assignor as their primary care physician (“Members”) through Medicare Advantage risk-sharing capitated health plans, known as participating provider agreements, with Simply Health Care Plans, Inc. (“Simply”).

B. In connection with the at-risk provision of Health Care Services to its Members, and its payment, obligation, or liability therefor, Assignor, by way of its participating provider agreements with Simply, believes in good faith that it is entitled to prescription drug rebates (“Rx Rebates”) Simply receives from third parties as it relates to Assignor’s Members under Medicare Advantage plans. Pursuant to Assignor’s Medicare Advantage risk-sharing contracts with Simply, Simply is only entitled to charge Assignor for actual amounts paid by Simply for prescription drugs and therefore must pass on benefits of Rx Rebates to Assignor. Simply has failed to pass on the Rx Rebates to Assignor, and Assignor has (i) certain legal and equitable rights to seek reimbursement and recovery for payments made, of whatever nature, or to seek damages in connection with Assignor’s payment, liability, or other obligation arising from the payment of prescription drugs for its Members in accordance with the Medicare Advantage risk-sharing agreements with Simply and (ii) other rights and benefits arising from or related to the rights set forth in clause (i) including the right to all receivables, proceeds and products thereof.

C. Assignor’s reimbursement and recovery rights include all rights arising under any legal or equitable theories, including but not limited to, contract, tort, state law, federal law, common law, other statutory rights, administrative remedies, or otherwise that provide for (a) the reimbursement by Simply of any Rx Rebates received by Simply for its Members pursuant to the Medicare Advantage risk-sharing agreements with Simply (b) liens, potential liens, or lien rights in favor of Assignor with respect to its Members related to reimbursement by Simply of any Rx Rebates received by Simply for its Members pursuant to the Medicare Advantage risk-sharing agreements with Simply, or (c) any receivable or reimbursement rights associated with Assignor’s prescription drug payments, whether known or unknown, where such right of reimbursement arose prior to the date hereof and arising from Medicare Advantage risk-sharing agreements with Simply. Assignor’s reimbursement and recovery rights include any and all causes of action, claims, and demands of any nature whatsoever arising prior to the date hereof relating to Rx Rebates arising from Medicare Advantage risk-sharing agreements with Simply that should have been received by Assignor related to prescription drug payments for Assignor’s Members to pursue and/or recover monies related to such Rx Rebates, and rights to initiate and pursue litigation, including mass tort actions, class actions, and multi-district litigation, or any other method of recovery as determined by MSP. All of the rights described herein are referred to collectively as the “Claims”.

Purchase Agreement – Cano Health and MSP Recovery

Subject to the terms and conditions stated below, Assignor wishes to assign, and Assignee wishes to assume the Claims arising from and evidenced in Claims Data, as defined below. NOW THEREFORE, in consideration of the execution and delivery of this Agreement and the mutual promises contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree to as follows:

ARTICLE I

ASSIGNMENT

1.

Assignment of Claims. Assignor irrevocably assigns, transfers, conveys, sets over, and delivers to Assignee, and any of its designated series, successors, and assigns, any and all of Assignor’s right, title, ownership, and interest in and to all of the Claims. The assignment of the Claims is irrevocable and absolute and is broad with respect to recovery efforts and is not limited to any particular recovery strategy regarding reimbursement or recovery efforts.

ARTICLE II

REPRESENTATIONS AND WARRANTIES

2.1.

General Warranties of Both Parties. The following general representations and warranties of the Parties in this Section 2.1, as well as Assignor’s representations, warranties, and covenants in Section 2.2, will survive and be in full force and effect after the execution of this Agreement. Each Party represents and warrants as follows:

a.	The representations and warranties of each of the Parties are true and correct in all respects as of the Effective Date;

b.	Each Party is duly organized and existing and is in good standing in its state of domicile;

c.	Each Party is duly qualified to do business and is in good standing under the laws of any jurisdiction where the conduct of its business requires it to be so qualified;

d.	Each Party possesses any and all licenses and/or governmental approvals required to perform its respective business;

e.	Each Party’s execution, delivery, and performance of this Agreement and the performance of all obligations thereunder has been duly authorized by all appropriate corporate or company action;

f.

This Agreement has been duly executed and delivered by duly authorized officers of each Party and therefore constitutes valid, binding, and enforceable obligations as to each Party enforceable one as against each other;

g.	Each Party will at all times comply with all applicable laws and regulations in the performance of this Agreement.

Purchase Agreement – Cano Health and MSP Recovery

2.2.	Assignor’s Representations, Warranties, and Covenants. Assignor represents and warrants and, as applicable, covenants as follows:

a.

Neither the execution, delivery, nor performance of this Agreement will conflict with or violate the governing corporate documents of Assignor or conflicts with or violates any other agreement, license, contract, instrument, or other commitment or arrangement to which Assignor is bound.

b.

Assignor will cooperate with Assignee and deliver to Assignee all information that is reasonably related to the Claims, including, but not limited to, all Claims Data and Claims Documents, to enable Assignee to seek recovery on the Claims, subject to any confidentiality requirements with which Assignor is obligated to comply.

c.

Assignor has no actual knowledge of any nonpublic lawsuit, judicial or administrative action, suit, investigation, or proceeding of any kind that is pending or threatened, in any court or before any governmental or regulatory authority that would (a) prevent the carrying out of the assignment of the Claims, (b) declare this Agreement or the assignment of the Claims to be unlawful, (c) cause the rescission of this Agreement, or (d) have a material adverse effect upon this Agreement or the Claims.

d.

Assignor has either made payment on, or has assumed full risk, obligation, and responsibility for the payment of, the prescription drug payments for and on behalf of the enrollee Members that are the subject of the Claims and has not received full or partial reimbursement for said payments from any source unless otherwise disclosed in writing to Assignee by Assignor.

e.	Assignor’s network providers do not have any legal interest in or legal claim to any recoveries with respect to the Claims under their network contracts with Assignor.

f.

Assignor has provided Assignee with all contracts and agreements it has in effect with any and all subrogation and cost recovery vendors along with a complete and comprehensive list and report of all subrogation claims and recoveries that (i) are currently being pursued by or on behalf of Assignor, (ii) are otherwise excluded from the Claims, or (iii) affect the value, rights, or recoverability of the Claims.

g.

Any and all Claims Data transferred and all Claims and rights assigned pursuant to this Agreement arise from Claims and claims recovery and reimbursement rights arising from payments made for prescription drugs provided to Assignor’s Members.

ARTICLE III

MISCELLANEOUS

3.1.	Assignment. Assignee may assign this Agreement and the Claims to any other person or entity in its sole discretion.

3.2.	Successors and Assigns. This Agreement is binding upon the successors, legal representatives, or assigns of the Parties.

3.3.

Assignor Cooperation. Assignor agrees to promptly execute and deliver all further instruments, documents, and affidavits, and take any and all further action, that may be necessary or appropriate, or that Assignee may reasonably request in order to (i) confirm, perfect, and protect the assignment of all right, title, and interest in and to the Claims in accordance with this Agreement, and (ii) assist Assignee in its efforts to pursue reimbursements and recoveries on the Claims or otherwise enable Assignee to exercise and enforce any of its rights and remedies related to the Claims. Should Assignee pursue the recovery of the Claims by instituting litigation, may be served with subpoenas seeking the production of documents and/or deposition testimony. Assignor’s agreement to cooperate includes complying with any such subpoenas which it may receive in the future and requests related thereto. This provision shall survive the execution of this Agreement and assignment of the Claims and any election by Assignor in the future to cease further data transfers.

Purchase Agreement – Cano Health and MSP Recovery

3.4.

Governing Law and Venue. The interpretation, construction, and enforcement of this Agreement shall be in accordance with the laws of the State of Florida, without regard to any conflict of laws principles that would apply any laws other than those of the State of Florida and any action required to enforce any arbitration award pursuant to Article IV must be commenced and maintained in federal or state court within the State of Florida.

3.5.

Attorneys’ Fees. In the event of any controversy arising under or relating to the interpretation or implementation of this Agreement or any breach thereof, the prevailing party shall be entitled to payment for all costs and reasonable attorneys’ fees (both trial and appellate) incurred in connection therewith.

3.6.

Severability. Should any term(s) of this Agreement be deemed unenforceable, all other terms shall survive and remain in full force and effect. This includes any and all, rulings, and/or other findings of the Centers for Medicare and Medicaid Services, Agency for Health Care Administration, or of a court of competent jurisdiction.

3.7.

Waiver. A waiver by any party of any of the terms of this Agreement shall not be construed as a general waiver by the party and the party is free to reinstate any such term or condition, with or without notice to the other.

3.8.

Counterparts. This Agreement may be executed in counterparts, including facsimile signature pages and signature pages in “portable document format” (.pdf), each of which will be deemed an original, but all of which together shall constitute one and the same instrument.

3.9.	Amendment. Any amendment to this Agreement must be in a written instrument signed by the Parties.

3.10.

Notice. All notices and other communications required or permitted hereunder or convenient in connection herewith shall be in writing and shall be deemed to have been given when mailed via certified mail, return receipt requested, or sent via electronic delivery, addressed to the parties at the address set forth on the signature page, or to such other names and addresses as the Parties may designate by notice to the other party hereto in the manner specified in this Section.

This Agreement is effective as of the Effective Date and executed on the dates set forth below.

CANO HEALTH, LLC a Florida limited liability company	[CLAIMS VEHICLE] a [__________]
Sign:	Sign:
Print:	Print:
Title:	Title:

Date:	Date:

Purchase Agreement – Cano Health and MSP Recovery

Notice Address:	Notice Address:

9725 NW 117th Avenue, Suite 200
Miami, FL 33178	Attn:
Attn: David Armstrong	Phone:
Phone:	Email:
Email: David.Armstrong@canohealth.com

Purchase Agreement – Cano Health and MSP Recovery